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                                                                   EXHIBIT 10.27

         FORM OF NOTICE OF GRANT OF STOCK OPTIONS AND GRANT AGREEMENT

     This grant is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees or consultants under the 1999 Equity Incentive Plan (the "Plan"). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

     The details of your option are as follows:

     1. Vesting. Subject to the limitations contained herein, 1/48th of the shares will vest (become exercisable) each month beginning the first day of the month following the date of grant and monthly thereafter until either (i) you cease to provide services to the Company for any reason, or (ii) this option becomes fully vested.

     2.   Exercise Price and Method of Payment.

          (a) Exercise Price. The exercise price, per share, of this option is as stated on page one (1) of this Agreement and is not less than the fair market value of the Common Stock on the date of grant of this option.

          (b) Method of Payment. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

               (i) Payment of the exercise price per share in cash (including check) at the time of exercise; or

               (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

     3. Whole Shares. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

     4. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

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     5.   Term.  The term of this option commences on the date of grant, and expires ten (10) years from the date this option is granted (the "Expiration Date"), unless this option expires sooner as set forth below or in the Plan. In no event may this option be exercised on or after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your Continuous Service as an Employee, Director or Consultant with the Company or an Affiliate of the Company unless one of the following circumstances exists:

     (a) Your termination of Continuous Service as an Employee, Director or Consultant is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code). This option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Service as an Employee, Director or Consultant.

     (b) Your termination of Continuous Service as an Employee, Director or Consultant is due to your death or your death occurs within three (3) months following your termination of Continuous Service as an Employee, Director or Consultant for any other reason. This option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

     (c) If during any part of such three (3) month period you may not exercise your option solely because of the condition set forth in paragraph 5 above, then your option will not expire until the earlier of the Expiration Date set forth above or until this option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Service as an Employee, Director or Consultant.

     (d) If your exercise of the option within three (3) months after termination of your Continuous Service as an Employee, Director or Consultant with the Company or with an Affiliate of the Company would result in liability under section 16(b) of the Securities Exchange Act of 1934, then your option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Service as an Employee, Director or Consultant with the Company or an Affiliate of the Company.

     However, this option may be exercised following termination of Continuous Service of an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Service of an Employee, Director or Consultant under the provisions of paragraph 2 of this option.

     6.   Exercise.

          (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to Section 6 of the Plan.

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          (b)  By exercising this option you agree that:

               (i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (A) the exercise of this option; (B) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (C) the disposition of shares acquired upon such exercise; and

               (ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the date of this option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option.

     7. Transferability. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

     8. Agreement Not a Service Contract. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this Agreement shall obligate the Company or any Affiliate of the Company, or their respective stockholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

     9. Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

     10. Governing Plan Document. This Agreement is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to Agreement provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

Attachments:   1999 Equity Incentive Plan

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